Exhibit 10.2

Consulting Agreement

This Agreement is made effective as of May 14, 2021, between Zomedica Inc. (the "Company") and Dr. Stephanie Morley ("Dr. Morley").

1.       Services. Dr. Morley is engaged to perform periodic consulting services related to business strategy, veterinary practice, the value of certain products and technology, trends in veterinary medicine, and similar topics at the Company's request on an as needed basis (the "Services"). Services shall be provided at the Company's discretion, as it may so direct and as agreeable to Dr. Morley and workable with her schedule.

2.       Contractor Status. Dr. Morley shall be an independent contractor and as such shall not be eligible to participate in employee benefit programs. Dr. Morley shall be responsible to withhold and pay any taxes related to any services provided to the Company.

3.       Fees. The Company shall pay Dr. Morley on an hourly basis for any actual consulting services it requires her to render in addition to reimbursement for reasonable expenses. The hourly rate shall be $300 during the first sixty days of the term of this agreement and $400 thereafter.

4.       Term. The term of this Agreement shall commence on the effective date of this Agreement and shall continue for twenty four (24) months, upon which date it will terminate unless extended or renewed by mutual written agreement of the parties ("Term"). Prior to the expiration of the Term, the Company may terminate this Consulting Agreement in the event of a breach of the Agreement.

5.       Compliance. Dr. Morley will at all times act in compliance with all applicable laws and regulations, as well as Company rules of conduct, whether now existing or hereinafter enacted, whenever on Company premises or otherwise in connection with providing Services.

6.       Confidential Information. A separate Confidentiality Agreement between Dr. Morley and the Company dated May 14, 2021 is attached hereto as Attachment A and incorporated herein by reference.

7.        Assignment of Invention. In the event that, as a function of the relationship described in this Agreement or the receipt of any Zomedica Confidential Information (as that term is defined in Attachment A), any intellectual property is developed or created by Dr. Morley, Dr. Morley shall so notify Zomedica and such intellectual property promptly shall be assigned to Zomedica without any cost to Zomedica other than the administrative cost of such assignment. All documents, materials, and property developed by Dr. Morley pursuant to this Agreement are the sole property of Zomedica.

8.       Duty upon Termination or Request for Return of Property. In the course of performance of any duties assigned to Dr. Morley by the Company under this Agreement, Dr. Morley may be provided access to confidential information about the Company ("Confidential Information"), including but not limited to information concerning its plans, finances, properties, current and future projects, and the like. Dr. Morley shall, upon termination of this Agreement or request by the Company, return to the Company or destroy all Confidential Information and/or Company documents that may be in Dr. Morley's possession.

9.       Severability. In the event any provisions of this Agreement shall be held to be invalid or unenforceable, the same shall be enforced to the maximum extent permitted by law, and further shall not affect the validity or enforceability of any other provisions of this Agreement.

10.     Amendment. This Agreement may not be modified except by a written agreement signed by all parties that expressly references and purports to modify this Agreement.

11.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to conflict of law principles.

12.     Survivability. Sections 2 (with respect to taxes), 6, 7, 8, 9, 10, and 11 hereinabove shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Zomedica Inc.

By:	/s/ Robert Cohen
Its:	CEO

Dr. Stephanie Morley

/s/ Dr. Stephanie Morley

2

Attachment A

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

This Agreement is made effective as of the 14th day of May, 2021 (the “Effective Date”), by and between Zomedica Inc.., a Delaware corporation with an address at 100 Phoenix Drive (Suite 125), Ann Arbor, MI 48108 (“Zomedica”), and Dr. Stephanie Morley, an individual with an address at [**] (“Individual”).

WHEREAS, Zomedica desires to provide Individual with certain information which it deems confidential in connection with a consulting relationship (the “Relationship”); and,

WHEREAS, Zomedica wants to protect such information from unauthorized disclosure or use.

NOW, THEREFORE, the Parties agree as follows:

1.       The term “Confidential Information” shall mean any information received from Zomedica (the “Disclosing Party”) which is not generally known to the public including, but not limited to, information regarding Zomedica's business, technology, manufacturing processes, future plans, partners, concepts or other matters.

2.       Individual (the “Receiving Party”) agrees that, for a period of five (5) years from the Effective Date of this Agreement, she will not disclose the Confidential Information pursuant to this Agreement to third parties, and will not use the Confidential Information for any purpose other than the Relationship.

3.       The above commitment by Receiving Party concerning confidentiality, use and disclosure shall not apply to the extent that any such Confidential Information:

a.	was already known to Receiving Party prior to receipt from Disclosing Party;

b.	is or becomes public knowledge without breach of Receiving Party’s obligations under this or any other agreement;

c.	is discovered, developed or learned by Receiving Party, as shown by documentary proof, independently of the receipt of Confidential Information at a time after the date of the Confidential Information disclosure;

d.	was or is disclosed by Disclosing Party to a third party prior to or after the date of this Agreement without restrictions on disclosure or use;

e.	is disclosed or used following Receiving Party’s receipt of express written consent from an officer of Disclosing Party; or,

f.	must be disclosed by Receiving Party pursuant to any law, regulation or judicial or administrative decree.

3

4.       Nothing in this Agreement shall be construed to obligate Zomedica to disclose any information to Receiving Party.

5.       At any time, upon the request of Disclosing Party, Receiving Party promptly shall return to Disclosing Party all Confidential Information in any form, and shall not retain any copies, extracts, reproductions and the like, in whole or in part, of such Confidential Information, with the exception of one file copy to be utilized solely for reference as to the scope of the obligation of confidentiality. The return of such Confidential Information shall not relieve Receiving Party of its obligation of confidentiality hereunder.

6.       Disclosing Party represents that it has an unrestricted right to disclose the Confidential Information to Receiving Party, free of all claims or rights of third parties, and that such disclosure does not breach or conflict with any confidentiality provisions of any agreement to which Disclosing Party is a party.

7.       This Agreement does not in any way constitute a binding commitment between the Parties to enter into and/or continue a business relationship.

8.       This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to its conflict of laws rules. The Parties agree that the venue for any matter arising pursuant to, or related to, this Agreement shall be the courts of the State of Michigan.

9.       This Agreement contains the entire agreement of the Parties relating to its subject matter and supersedes all prior or contemporaneous oral or written agreements.

10.     This Agreement may not be amended except by mutual written agreement of the Parties.

To evidence their agreement, the Parties have had their authorized representatives sign below.

ZOMEDICA INC.		DR. STEPHANIE MORLEY

By:		By:
	Robert Cohen	Name:
	Chief Executive Officer	Its:

4